EXHIBIT 10.1

Letter Agreement

August 3, 2023

GEE Group

August 3, 2023

Waterfield Group

c/o Mr. J. Randall

Waterfield

4775 Collins Ave,

Suite 4401

Miami Beach, FL

33140

Re: GEE Group Inc.

Dear Mr. Waterfield:

This letter agreement is intended to memorialize the understandings and agreements that Gee Group Inc. (NYSE American: JOB) (the “Company” or “we”), have reached with you relating to, among other things, your potential directorship on the Company’s Board of Directors (the “Board”).

Precedent to and simultaneously with the memorialization of the terms and conditions set forth herein, the Company has engaged in discussions with The Red Oak Fund, L.P. (collectively with its affiliates, “Red Oak”) and intends to enter into an agreement with Red Oak (the “Red Oak Agreement”).

The Company and you have successfully reached the following agreements:

1. Prior to and as conditions to any appointment of you to the Board, the Company and Red Oak must have entered into a final definitive and fully-executed Red Oak Agreement as a result of the ongoing discussions between the Company and Red Oak, and you shall:

(a) provide (i) such information required to be or customarily disclosed by director candidates in filings under applicable law or stock exchange regulations, (ii) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (iii) a fully completed and executed director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors);

(b) participate in an appropriate background check comparable to those undergone by other non-management directors of the Company and other customary onboarding procedures for new director candidates, including, without limitation, interviewing with the Nominating Committee of the Board; and

(c) consent to being named by the Company as a nominee for election to the Board and to serve as a director, if elected, in any applicable solicitation materials of the Company regarding any annual meeting of shareholders prior to the Termination Date (as defined below).

Letter Agreement

August 3, 2023

2. Until the Termination Date, you shall not directly or indirectly (a) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any meeting of shareholders at which directors are to be elected; (b) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to directors; (c) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any meeting of shareholders or shareholder actions by written consent in lieu of a meeting of shareholders; (d) initiate, encourage or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or other business brought before, any meeting of shareholders or shareholder actions by written consent in lieu of a meeting of shareholders; (e) initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of shareholders or shareholder actions by written consent in lieu of a meeting of shareholders; (f) make any (i) public or private proposal (other than to the Board) or (ii) public statement or otherwise seek to encourage, advise or assist any person in (w) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (x) any change in the Company’s business, operations, strategy, management, governance, corporate structure or other affairs or policies, (y) causing a class of securities of the Company to be delisted from, or cease to be authorized or quoted on, any securities exchange or (z) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (g) recruit, hire or solicit any of the Company’s employees or clients; or (h) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action you are prohibited from taking pursuant to subclauses (a) through (g) above, or advise, assist, encourage or persuade any person to take any such action.

Notwithstanding the foregoing, (A) nothing herein shall prohibit you, if you are or otherwise become a director of the Board, from suggesting or proposing any action whatsoever in any meeting of the Board and no action described in this Section 2 taken by the Board shall constitute an action taken by you in violation of this Section 2, and (B) following any appointment of you as a director to the Board, no terms or conditions herein shall prohibit or limit you from adhering to or otherwise acting in accordance with any fiduciary duties required of you in connection with your status as a director of the Board.

3. For the avoidance of doubt, you shall not, directly or indirectly, cause or influence any of your affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) to take any action that, if taken by you, would constitute a violation or breach of any term or condition of this letter agreement.

4. To the extent permissible under applicable law, including, without limitation, legal duties or obligations of directors of corporations incorporated under Illinois law, until the date that is the earlier of (x) the first date on which you no longer serve on the Board and (y) the Termination Date, you agree to submit your conditional resignation from the Board for consideration by the Board promptly following your (i) engagement, directly or through your investments, in any activities that violate the Company’s Code of Ethics, or (ii) receipt by the Company of notice that Red Oak’s beneficial ownership of the Company’s common stock (the “Common Stock”) fails to equal or exceed one-half of the Common Stock beneficially owned by Red Oak as of the date of the definitive and fully-executed Red Oak Agreement.

Letter Agreement

August 3, 2023

5. The term of this letter agreement will commence on the date hereof and will terminate on the date that is 30 days prior to the opening of the window for submission of shareholder nominations for the Company’s 2025 annual meeting of shareholders (the date of such termination, the “Termination Date”); provided, however, that (i) you may earlier terminate this letter agreement if the Company commits a material breach of this letter agreement that is not cured within 15 days after the Company’s receipt of written notice from you or, if impossible to cure within 15 days, which the Company has not taken any substantive action to cure within such 15-day period, and (ii) the Company may earlier terminate this letter agreement if you commit a material breach of this letter agreement that is not cured within 15 days after your receipt of written notice from the Company or, if impossible to cure within 15 days, which you have not taken any substantive action to cure within such 15-day period.

6. Until the Termination Date, you shall vote, or cause to be voted, all of their shares of the Common Stock beneficially owned, at all meetings of the Company’s shareholders in accordance with the Board’s recommendation in connection with any and all proposals, including without limitation, those related to the election, removal or replacement of any director.

7. Until the Termination Date, except for such truthful statements as may be required by applicable law or the rules of any self-regulatory organization, you will not make, or cause a third party to make, any public statement that disparages the Company, its affiliates or any of the Company’s past or current directors or officers and the Company will not make, or cause a third party to make, any public statement that disparages you or your affiliates.

8. Each party will be entitled to specifically enforce the covenants and other agreements of the other parties contained in this letter agreement and to obtain injunctive relief restraining the other parties from breaching or threatening to breach this letter agreement.

9. Each party represents and warrants that he or it is duly authorized and has legal capacity to execute and deliver this letter agreement. Each party represents and warrants to the other parties that the execution and delivery of this letter agreement and the performance of such party’s obligations hereunder have been duly authorized and that this letter agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

10. Any notices required or permitted to be given under this letter agreement shall be in writing and shall be delivered by certified mail, overnight courier or electronic mail to the addresses specified on the signature page of this letter agreement.

11. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this letter agreement transmitted by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature. No modifications of this letter agreement can be made except in writing signed by each of the parties. Unless required to be disclosed by federal or state securities or other laws, the parties agree to keep this letter agreement confidential.

12. If any provision of this letter agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Any provision held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

13. This letter agreement shall be governed by, and construed in accordance with, the law of the State of Illinois, with the Circuit Court of the Eighteenth Judicial District of the State of Illinois or another federal or state court of competent jurisdiction having exclusive jurisdiction over all disputes arising out of or related to this letter agreement.

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Letter Agreement

August 3, 2023

If the foregoing accurately sets forth our agreements, please sign this letter agreement where indicated below.

Sincerely, GEE GROUP INC.

By:	/s/ Derek E. Dewan
Name:	Derek E. Dewan
Title:	Chairman of the Board, Chief Executive Officer and President

Address for Notices for the Company:

GEE Group Inc.

Attn: Kim Thorpe, Senior Vice President & Chief Financial Officer

7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

Email: Kim.thorpe@geegroup.com

ACKNOWLEDGED AND

AGREED:

/s/ J. Randall Waterfield

J. Randall Waterfield, Individually

Address for Notices for J. Randall Waterfield:

Waterfield Group

c/o J. Randall Waterfield

4775 Collins Ave, Suite 4401

Miami Beach, FL 33140

Email: jrw@waterfield.com